Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Names Jeff Fox President and CEO

(Cincinnati; February 10, 2010) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced that Jeff Fox, 47, has been named President and Chief Executive Officer. Fox has agreed to serve in this position for at least one year and will also remain on the Convergys Board. Fox, who has been a Convergys Board member since February 2009, and was previously Chief Operating Officer of Alltel Corporation, succeeds David F. Dougherty, 53. Dougherty will serve as a consultant to help facilitate a smooth transition.

Philip A. Odeen, Chairman of the Board, said, “Jeff Fox is a talented and proven leader with deep expertise and strong operational experience in the telecommunications and technology industries. Having worked with Jeff as a member of our Board for the past year, I am confident his values and priorities are closely aligned with the Board and our commitment to build a strong Convergys and deliver meaningful, long-term, shareholder value. The Board believes we need greater focus on effective execution, revenue growth, and improved profitability. The Board also believes now is the right time to have a new leader and we are extremely pleased Jeff has agreed to lead Convergys.”

Fox said, “Convergys is a solid company with a strong foundation in global relationship management that delivers excellent value for clients worldwide. I look forward to working closely with Convergys’ talented management team and employee base to leverage the Company’s strengths, provide outstanding service to clients, and enhance value for shareholders.”

Odeen continued, “On behalf of the Board, I want to acknowledge Dave Dougherty’s many valuable contributions to Convergys and its predecessor company. We thank him for his dedicated service and wish him well in his future endeavors.”

Dougherty said, “Convergys has made good progress in addressing its challenges in recent years, and I have confidence in Jeff’s leadership and the Company’s prospects. I want to thank my colleagues for their support and dedication over the last 20 years.”

During his 13-year tenure at Alltel, Fox held a number of leadership roles including Chief Operating Officer, where he was responsible for customer service, sales, marketing, IT, network operations, engineering, procurement, and operations support for its 14 million customers. Prior to becoming COO in 2007, Fox served as Alltel’s Group President-Shared Services for four years, where he supported the company’s wireline and wireless business. From 1996 to 2003, Fox served as Group President-Alltel Information Services for seven years, where he ran the company’s information services business which delivered software, professional services, and outsourcing to top-tier global financial institutions.

Before joining Alltel in 1996, Fox spent 12 years in investment banking at Stephens Inc. and Merrill Lynch. Currently, he is a principal of The Circumference Group, a firm that provides consulting and operations support services combined with investment capital to technology and telecommunications companies.

Convergys also reaffirms its 2010 earnings guidance that was provided on January 26, 2010. The Company continues to expect 2010 revenue of approximately $2.6 billion, earnings before interest, taxes, depreciation, and amortization (EBITDA) of $330 million to $360 million and earnings per diluted share of $1.05 to $1.20. In addition, the Company expects continued strong cash flow, including free cash flow exceeding $150 million plus an additional cash distribution from the Cellular Partnerships of approximately $40 million.

Not included in this full year guidance is the impact on earnings in the first quarter of approximately 5 cents per share for the cost of this management change.

Webcast Presentation

Convergys will host a webcast to discuss this announcement today at 9:00 AM, EST. The webcast will be available through the following link http://url2it.com/cdkn The webcast will also be available for replay through February 28, 2010.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains forward-looking statements that reflect Convergys’ expectations as of February 10, 2010. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span many countries and languages.

Convergys has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 83 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Public Relations

+1 513 723 3333 or john.pratt@convergys.com

Debbie Miller/Lesley Bogdanow

Sard Verbinnen & Co.

312 895-4700/212 687-8080

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